Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-291018

Northern Trust Corporation

Pricing Term Sheet

November 12, 2025

4.150% Senior Notes due 2030

5.117% Fixed-to-Fixed Rate Subordinated Notes due 2040

Terms Applicable to the Senior Notes

Issuer	Northern Trust Corporation

Security	4.150% Senior Notes due 2030

Expected Ratings*	A2 (Stable) / A+ (Stable) / A+ (Stable) (Moody’s / S&P / Fitch)

Currency	USD

Principal Amount	$500,000,000

Maturity	November 19, 2030

Coupon	4.150%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Redemption	None

Benchmark Treasury	3.625% US Treasury due October 31, 2030

Spread to Benchmark Treasury	+50 bps

Benchmark Treasury Price / Yield	99-26 3/4 / 3.661%

Yield to Maturity	4.161%

Price to Public	99.951% of principal amount

Proceeds (Before Expenses) to Issuer	$498,005,000 (99.601%)

Interest Payment Dates	May 19 and November 19 of each year, commencing May 19, 2026

Trade Date	November 12, 2025

Settlement Date	November 19, 2025 (T+5)

Denominations	$2,000 x $1,000

CUSIP / ISIN	665859AY0 / US665859AY02

Terms Applicable to the Subordinated Notes

Issuer	Northern Trust Corporation

Security	5.117% Fixed-to-Fixed Rate Subordinated Notes due 2040

Expected Ratings*	A2 (Stable) / A (Stable) / A (Stable) (Moody’s / S&P / Fitch)

Currency	USD

Principal Amount	$750,000,000

Maturity Date	November 19, 2040

Coupon	From (and including) Settlement Date to (but excluding) November 19, 2035 (the “Reset Date”), interest on the Subordinated Notes will be payable at a fixed rate of 5.117% per annum, and from (and including) the Reset Date to (but excluding) the Maturity Date, interest on the Subordinated Notes will be payable at a rate per annum which will be the Five-Year U.S. Treasury Rate as of the day falling two business days prior to the Reset Date plus 1.050% per annum.

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Optional Redemption	Redeemable in whole, but not in part, by the Issuer on, and only on, the Reset Date at 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date

Benchmark Treasury	4.250% US Treasury due August 15, 2035

Spread to Benchmark Treasury	+105 bps

Benchmark Treasury Price / Yield	101-14+ / 4.067%

Yield to Maturity	5.117%

Price to Public	100.000% of principal amount

Proceeds (Before Expenses) to Issuer	$746,625,000 (99.550%)

Interest Payment Dates	May 19 and November 19 of each year, commencing May 19, 2026

Trade Date	November 12, 2025

Settlement Date	November 19, 2025 (T+5)

Denominations	$2,000 x $1,000

CUSIP / ISIN	665859AZ7 / US665859AZ76

Joint Book-Running Managers	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Siebert Williams Shank & Co., LLC

Co-Managers	Academy Securities, Inc. Goldman Sachs & Co. LLC Loop Capital Markets LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and the accompanying prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800- 831-9146 or J.P. Morgan Securities LLC toll-free at 1-212-834-4533,or Siebert Williams Shank at 1-800-924- 1311.

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